To the Shareholders and Board of

Trustees of Paradigm Funds

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In planning and performing our audit of the financial statements of the Paradigm Funds, comprising Paradigm Value Fund, Paradigm Select Fund, and Paradigm Opportunity Fund (the “Funds”), for the year ended December 31, 2005, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds’ internal control over financial reporting, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the Funds’ internal control over financial reporting as of December 31, 2005.

The management of the Funds is responsible for establishing and maintaining internal control over financial reporting.  In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.  A fund’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.  Such internal control over financial reporting includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund’s assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projection of any evaluation of effectiveness to future periods is subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.  A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the fund’s ability to initiate, authorize, record, process or report external financial data reliably in accordance with accounting principles generally accepted in the United States of America such that there is more than a remote likelihood that a misstatement of the fund’s annual or interim financial statements that is more than inconsequential will not be prevented or detected.  We noted the following matter involving the control procedures and their operation that we consider to be a significant deficiency:

-

Control procedures were not operating effectively to ensure that dividend income was properly recorded.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.  Our consideration of the Funds’ internal control over financial reporting would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States).  However, we believe that the significant deficiency noted above is not a material weakness.  This condition was considered in determining the nature, timing, and extent of the procedures to be performed in our audit of the financial statements of the Paradigm Funds for the year ended December 31, 2005, and this does not affect our report thereon dated February 28, 2006.

Management Response

Paradigm Funds Advisor LLC (the “Advisor”) was made aware of certain control procedures that were not operating effectively. The control procedures related to the recording of dividend income by the Fund’s accountant Mutual Shareholder Services (“MSS”). It is the Advisor's understanding that dividend income was incorrectly recorded in two instances, and in both cases the dividends were “special” dividends. MSS did not experience problems recording regular dividends.

MSS has acknowledged that the third-party service provider retained by MSS to supply price and dividend information failed to report the dividends. The Advisor has been further advised that the third-party service provider has acknowledged the problem and has instituted procedures to correctly report special dividends prospectively.

The Advisor has implemented the following additional control procedure:

o

The Advisor will review the daily posting of dividends for the Funds. The Advisor has retained the services of an independent third-party service provider other than the one used by MSS, and will reconcile dividends reported by that service provider for the Funds with the dividend accruals recorded by MSS for the Funds.

This report is intended solely for the information and use of management and the Board of Trustees of the Paradigm Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Cohen McCurdy, Ltd.

Cohen McCurdy, Ltd.

Westlake, Ohio

February 28, 2006